(DJ)

114413

[illegible] and Commercial Code of the Utah State
Department of Business Regulation
on the [illegible] day of Jan A.D. 1986
Corporate Documents Examiner M.C.
Fees paid $ 35.00

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

GREAT LAKES FUNDING, INC.

Pursuant to the provisions of Section 16-10-57, Utah Code Annotated (1953), as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1. The name of the corporation is Great Lakes Funding, Inc.

2. The amendment adopted is as follows:

   (a) ARTICLE I - NAME of the Articles of Incorporation is amended to read as follows:

   ARTICLE I - NAME

   The name of this corporation is:

   Energroup Technologies Corporation

3. The date of the adoption of the foregoing Amendment by the shareholders was January 8, 1986.

4. The number of shares outstanding as of January 8, 1986 is Ten Million Four Hundred and Seventy Thousand

6901063005

(10,470,000) and the number of shares entitled to vote on the Amendment is Ten Million Four Hundred and Seventy Thousand (10,470,000). All stock of the corporation is entitled to one (1) vote per share on each matter coming before any meeting of the shareholders.

5. The number of shares that voted for the Amendment on January 8, 1986, was six million thirty-four thousand (6,034,000) and the number of shares voting against the Amendment was none (-0-).

6. The foregoing Amendment, by itself, does not effect a change in the stated capital of this corporation. However, this corporation is causing 1 for 10 reverse stock split to occur January 15, 1986 effective 12:01 a.m. which will decrease the number of then issued and outstanding shares from 29,914,250 to 2,991,425. Prior to recording this Amendment, stated capital was $29,914.25. On or about January 15, 1986, stated capital shall be $2,991.43.

DATED this 8th day of January, 1986.

GREAT LAKES FUNDING, INC.

Barry A. Ellsworth

Reed D. Newbold

STATE OF UTAH)
: ss.
COUNTY OF SALT LAKE)

On the 8th day of January, 1986, personally appeared before me BARRY A. ELLSWORTH and REED D. NEWBOLD, who being by me duly sworn did say that they are the President and Secretary of Great Lakes Funding, Inc., the corporation that executed the above and foregoing instrument, and that said instrument was signed in behalf of said corporation by authority of a resolution of its board of directors and said President and Secretary acknowledged to me that said corporation executed the same.

Karin J. Arthur
NOTARY PUBLIC

My Commission Expires: July 7, 1988

Residing At: Salt Lake City, Utah

CDN1357W